SECOND AMENDMENT
TO
EATON SAVINGS PLAN
2016 Restatement

The Eaton Savings Plan, presently maintained under an amended and restated document made effective generally as of January 1, 2016, as amended (the “Plan”), is hereby further amended in the respects hereinafter set forth.
1.    Effective for Employees hired, rehired, or transferred on and after January 1, 2017 and who meet other administrative criteria set by the Plan Administrator, the first sentence of Section 4.2(a) of the Plan is amended to provide as follows:
In the case of (i) any person who first completes an Hour of Service on or after April 1, 2011, and becomes eligible to become a Member in accordance with Article III on or after January 1, 2017, and (ii) any employee of an entity acquired by the Company on or after January 1, 2012, who becomes an Employee by reason of being in a group to which coverage under the Plan is extended on or after that date, if such Employee fails to affirmatively apply for membership in the Plan and fails to affirmatively decline membership in the Plan within an administrative period of at least 30 days from the date he is first eligible to become a Member, such Employee will be deemed to have made an election under the Plan to have his Compensation reduced by 6%.
2.    Effective for the first pay date on or after January 1, 2017, Section 5.3(b) is amended to provide as follows:
(b)    With respect to each payment of Compensation (hereinafter referred to as a “pay date”) occurring on or after January 1, 2017, for each $1.00 of Member Regular Contributions made by a Member with respect to Compensation paid on the pay date, and for each $1.00 of Deferred Compensation Contributions made on behalf of a Member with respect to Compensation paid on the pay date, such Member shall receive, as a Company Matching Contribution (if any), an amount equal to 50% of the aggregate of such Member Regular Contributions and Deferred Compensation Contributions that do not exceed 6% of such Member's Compensation for such pay date. With respect to each such Member, Company Matching Contributions shall first match Matched Deferred Compensation Contributions (to the extent thereof) for such pay date and then, to the extent any additional Company Matching Contribution is required for such pay date, Company Matching Contributions shall match Matched Regular Contributions for such pay date. Notwithstanding the foregoing, any Company Matching Contributions allocated during a Plan Year are contingent on the Member remaining an Employee through the end of the Plan Year based on the Company’s records as of the first week of the following Plan Year, or the Member’s employment terminating earlier due to (1) termination of employment after attaining age 55 with at least 10 Years of Service, (2) becoming Disabled, (3) death or (4)  job elimination, reduction in force or layoff (each being an “Exception Reason”). Any Member whose employment is terminated due to any other reason will immediately forfeit any Company Matching Contributions allocated during the Plan Year of the termination. If a Member is rehired during the same Plan Year in which the Member’s employment terminated other than due to an Exception Reason, any Company Matching Contributions allocated prior to the Member’s employment termination date shall remain forfeited; however, any Company Matching Contributions allocated after the Member’s rehire date are contingent on the Member remaining an Employee through the end of the Plan Year based on the Company’s records as of the first week of the following Plan Year or the Member’s employment terminating earlier due to an Exception Reason.
Company Matching Contributions described in this Section 5.3(b) on behalf of a Member shall consist of: (1) the Eaton Shares allocated and credited to such Member's Account under Section 15.3(g) with respect to ESOP Allocation Periods valued at fair market value at the time credited to the Company Contribution Account of such Member; and (2) the balance thereof (if any), which shall be contributed to the Plan by the Company. Company Matching Contributions described in clause (2) of the immediately preceding sentence shall be contributions to the portion of the Plan that is not the ESOP Feature.
3.    Effective January 1, 2017, the last sentence of Section 5.9(f) of the Plan is amended to provide as follows:
In accordance with Treasury Regulation Section 1.401(k)-3(g)(1)(i)(E), the ADP test using the current year testing method as set forth in Subsections (a) through (e) of this Section 5.9 (and not the ADP Safe-Harbor) shall apply for the entire 2016 and all later Plan Years.
4.    Effective January 1, 2017, the last sentence of Section 5.10(e) of the Plan is amended to provide as follows:
In accordance with Treasury Regulation Section 1.401(m)-3(h)(1)(i)(E), the actual contribution percentage test using the current year testing method as set forth in Subsections (a) through (d) of this Section 5.10 (and not the ACP Safe-Harbor) shall apply for the entire 2016 and all later Plan Years.
5.    Effective January 1, 2017, a new Step 6(c) is added after Step 6(b) in Section 10.1 of the Plan to provide as follows:
Step 6(c) – Notwithstanding any provision of the Plan to the contrary, Step 5 is subject to the requirement that any portion of such Account attributable to Company Matching Contributions (and the earnings thereon) that have not met the contingent requirements set forth in Section 5.3(b) may not be withdrawn.
6.    Effective January 1, 2017, a new Section 11.14 is added to the Plan to provide as follows:
11.14 Treatment of Forfeited Company Matching Contributions - Whenever the portion of a Member’s Company Contributions Account attributable to contingent Company Matching Contributions is forfeited during a Plan Year in accordance with the provisions of Section 5.3(b), the amount of such forfeiture shall be applied against the Company’s contribution obligations for the Plan Year or any subsequent Plan Year or, at the Company’s election, applied to pay Plan expenses.
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EXECUTED AT Cleveland, Ohio, this 14th day of December, 2016.
EATON CORPORATION
By: /s/ Cynthia K. Brabander
Title: Executive Vice President, Chief Human Resources Officer

12028997.2